UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

November 23, 2015

AKEBIA THERAPEUTICS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36352	20-8756903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 First Street, Suite 1100, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices, including Zip Code)

(617) 871-2098

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 23, 2015, Akebia Therapeutics, Inc. (the “Company”) executed a Second Amendment to Lease (the “Second Amendment”) with Jamestown Premier 245 First, LLC (the “Landlord”) amending the lease dated December 3, 2013, by and between the Company and the Landlord (the “Lease”), for the Company’s headquarters located at 245 First Street, Cambridge, Massachusetts (the “Building”).

Pursuant to the Second Amendment, the Company has agreed to extend its existing lease for 16,222 square feet on the 11th floor of the Building, which was due to expire on December 31, 2016, and lease an additional combined 23,189 square feet of office space on the 11th and 14th floors of the Building. Monthly lease payments for the existing 16,222 square feet on the 11th floor will remain unchanged until December 31, 2016 and will be approximately $107,000 per month commencing May 1, 2017. The new space to be leased by the Company under the Second Amendment includes (i) 3,066 square feet on the 14th floor with an estimated delivery date of November 24, 2015 and additional monthly lease payments of approximately $20,000 commencing March 1, 2016, (ii) 16,739 square feet on the 14th floor with an estimated delivery date of April 1, 2016 and additional monthly lease payments of approximately $110,000 commencing September 1, 2016 and (iii) 3,384 square feet on the 11th floor with an estimated delivery date of January 1, 2017 and additional monthly lease payments of approximately $23,000 commencing May 1, 2017. The above rents are subject to annual rent escalations, commencing on either February 1, 2017 or February 1, 2018 depending upon the delivery date of each respective suite. The Second Amendment includes a Landlord’s contribution for leasehold improvements for both the new leased space and the Company’s existing premises. The term of the lease, as amended, expires on the later of August 31, 2026 or 10 years after the Landlord delivers the entirety of the 14th floor to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKEBIA THERAPEUTICS, INC.

By:	/s/ John P. Butler
John P. Butler
President and Chief Executive Officer

Date: November 27, 2015